CUSIP No. 37953N108	13G	Page 1 of 28 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Global Defense & National Security Systems, Inc.
(Name of Issuer)

Common Stock, Par Value $0.0001 Per Share
(Title of Class of Securities)

37953N108
(CUSIP Number)

December 31, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the

Notes).

CUSIP No. 37953N108	13G	Page 2 of 28 Pages

  SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista Strategies LLC
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 600,000
	6	Shared Voting Power 0
	7	Sole Dispositive Power 600,000
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) IA

CUSIP No. 37953N108	13G	Page 3 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista GP, LLC
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 600,000
	6	Shared Voting Power 0
	7	Sole Dispositive Power 600,000
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) OO

CUSIP No. 37953N108	13G	Page 4 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista GP Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 600,000
	6	Shared Voting Power 0
	7	Sole Dispositive Power 600,000
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 5 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista GP II Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 600,000
	6	Shared Voting Power 0
	7	Sole Dispositive Power 600,000
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 6 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista I Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 225,552
	6	Shared Voting Power 0
	7	Sole Dispositive Power 225,552
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 7 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista II Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 197,171
	6	Shared Voting Power 0
	7	Sole Dispositive Power 197,171
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 8 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista III, Ltd.
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 91,133
	6	Shared Voting Power 0
	7	Sole Dispositive Power 91,133
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) CO

CUSIP No. 37953N108	13G	Page 9 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista V Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 34,253
	6	Shared Voting Power 0
	7	Sole Dispositive Power 34,253
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 10 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista VI Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 5,180
	6	Shared Voting Power 0
	7	Sole Dispositive Power 5,180
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 11 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons HighVista Liquid Multi-Asset Fund – Moderate (Cayman) Ltd.
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 13,727
	6	Shared Voting Power 0
	7	Sole Dispositive Power 13,727
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) CO

CUSIP No. 37953N108	13G	Page 12 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons XL Re Ltd
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 32,984
	6	Shared Voting Power 0
	7	Sole Dispositive Power 32,984
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) CO

CUSIP No. 37953N108	13G	Page 13 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons Brian H. Chu
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 600,000
	6	Shared Voting Power 0
	7	Sole Dispositive Power 600,000
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) IN

CUSIP No. 37953N108	13G	Page 14 of 28 Pages

SCHEDULE 13G

CUSIP No. 37953N108

1	Names of Reporting Persons André F. Perold
2	Check the appropriate box if a member of a Group (see instructions) (a) [ ] (b) [x]
3	Sec Use Only
4	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 600,000
	6	Shared Voting Power 0
	7	Sole Dispositive Power 600,000
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) [ ]
11	Percent of class represented by amount in row (9) 6.23%
12	Type of Reporting Person (See Instructions) IN

CUSIP No. 37953N108	13G	Page 15 of 28 Pages

Item 1.

(a)	Name of Issuer:

Global Defense & National Security Systems, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

11921 Freedom Drive, Suite 550, Two Fountain Square, Reston Virginia 20190

Item 2.

(a)	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by HighVista I Limited Partnership (“HighVista I”), HighVista II Limited Partnership (“HighVista II”), HighVista III, Ltd. (“HighVista III”), HighVista V Limited Partnership (“HighVista V”), HighVista Liquid Multi- Asset Fund – Moderate (Cayman) Ltd. (“HighVista Liquid Multi-Asset Fund” and, together with HighVista I, HighVista II, HighVista III and HighVista V, the “Funds”), HighVista VI Limited Partnership (“HighVista VI”) and XL Re Ltd (“XL Ltd” and, together with the Funds and HighVista VI, the “Direct Holders”):

i.	HighVista Strategies LLC, a Delaware limited liability company (“HighVista Strategies”) and investment manager to the Direct Holders;
ii.	HighVista GP Limited Partnership, a Delaware limited partnership (“HighVista GP”) and general partner of the Funds;
iii.	HighVista GP II Limited Partnership, a Delaware limited partnership (“HighVista GP II”) and general partner of HighVista VI;
iv.	HighVista GP, LLC, a Delaware limited liability company (“HighVista LLC”) and the general partner of HighVista GP;
v.	HighVista I, a Delaware limited partnership
vi.	HighVista II, a Delaware limited partnership
vii.	HighVista III, a Cayman Islands company
viii.	HighVista V, a Delaware limited partnership
ix.	HighVista VI, a Delaware limited partnership
x.	HighVista Liquid Multi-Asset Fund, a Cayman Islands company
xi.	XL Ltd, a Bermuda company
xii.	Brian H. Chu, a manager of HighVista LLC and a manager of HighVista Strategies; and
xiii.	André F. Perold, a manager of HighVista LLC and a manager of HighVista Strategies.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office or, if None, Residence:

CUSIP No. 37953N108	13G	Page 16 of 28 Pages

For HighVista Strategies, HighVista GP, HighVista GP II, HighVista LLC, HighVista I, HighVista II, HighVista V and HighVista VI:

John Hancock Tower, 50th Floor
200 Clarendon Street
Boston, MA 02116

For HighVista III and HighVista Liquid Multi-Asset Fund:

Codan Trust Company (Cayman) Limited
Century Yard, Cricket Square
Hutchins Drive
P.O. Box 2681 GT, George Town,
Grand Cayman, British West Indies

For XL Ltd:

One Bermudiana Road
Hamilton HM08
Bermuda

(c)	Citizenship:

HighVista Strategies – Delaware
HighVista GP – Delaware
HighVista GP II – Delaware
HighVista LLC – Delaware
HighVista I – Delaware
HighVista II – Delaware
HighVista III – Cayman Islands
HighVista V – Delaware
HighVista VI – Delaware
HighVista Liquid Multi-Asset Fund – Cayman Islands
XL Ltd – Bermuda
Brian H. Chu – United States
André F. Perold – United States

(d)	Title and Class of Securities:

Common Stock, $0.0001 par value per share (the “Common Stock”)

(e)	CUSIP No.:

37953N108

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[_]	Broker or dealer registered under Section 15 of the Act;

CUSIP No. 37953N108	13G	Page 17 of 28 Pages

(b)	[_]	Bank as defined in Section 3(a)(6) of the Act;

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	[_]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

(h)	[_]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	[_]	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4. Ownership

For HighVista Strategies, HighVista GP, HighVista GP II, HighVista LLC, Mr. Chu and Mr. Perold:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

600,000

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

600,000

(iv)	Shared power to dispose or to direct the disposition of:

0

CUSIP No. 37953N108	13G	Page 18 of 28 Pages

For HighVista I:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

225,552

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

225,552

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista II:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

197,171

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

197,171

(iv)	Shared power to dispose or to direct the disposition of:

0

CUSIP No. 37953N108	13G	Page 19 of 28 Pages

For HighVista III:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

91,133

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

91,133

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista V:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

34,253

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

34,253

(iv)	Shared power to dispose or to direct the disposition of:

0

CUSIP No. 37953N108	13G	Page 20 of 28 Pages

For HighVista VI:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

5,180

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

5,180

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista Liquid Multi-Asset Fund:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

13,727

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

13,727

(iv)	Shared power to dispose or to direct the disposition of:

0

CUSIP No. 37953N108	13G	Page 21 of 28 Pages

For XL Ltd:

(a)	Amount Beneficially Owned: 600,000 shares of Common Stock

(b)	Percent of Class: 6.23%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

32,984

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

32,984

(iv)	Shared power to dispose or to direct the disposition of:

0

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not applicable.

Item 8.	Identification and classification of members of the group.

CUSIP No. 37953N108	13G	Page 22 of 28 Pages

See Exhibit 2.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

(a)	Not applicable.

CUSIP No. 37953N108	13G	Page 23 of 28 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2014

HIGHVISTA STRATEGIES, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP II LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA I LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA II LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA III, LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

CUSIP No. 37953N108	13G	Page 24 of 28 Pages

HIGHVISTA V LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA VI LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA LIQUID MULTI-ASSET FUND – MODERATE (CAYMAN), LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

XL RE LTD
By:	/s/ Mark Twite
Name: Mark Twite
Title: Chief Financial Officer
and Senior Vice President

/s/ Brian H. Chu
Brian H. Chu

/s/ André F. Perold
André F. Perold

CUSIP No. 37953N108	13G	Page 25 of 28 Pages

Exhibit 1

Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended

Exhibit 2

Item 8 Information

CUSIP No. 37953N108	13G	Page 26 of 28 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: February 12, 2014

HIGHVISTA STRATEGIES, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP II LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA I LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA II LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

CUSIP No. 37953N108	13G	Page 27 of 28 Pages

HIGHVISTA III, LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

HIGHVISTA V LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA VI LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA LIQUID MULTI-ASSET FUND – MODERATE (CAYMAN), LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

XL RE LTD
By:	/s/ Mark Twite
Name: Mark Twite
Title: Chief Financial Officer
and Senior Vice President

/s/ Brian H. Chu
Brian H. Chu

/s/ André F. Perold
André F. Perold

CUSIP No. 37953N108	13G	Page 28 of 28 Pages

Exhibit 2

Item 8 Information

1.

HighVista Strategies LLC
HighVista GP, LLC
HighVista GP Limited Partnership
HighVista GP II Limited Partnership
HighVista I Limited Partnership
HighVista II Limited Partnership
HighVista III, Ltd.
HighVista V Limited Partnership
HighVista VI Limited Partnership
HighVista Liquid Multi-Asset Fund – Moderate (Cayman) Ltd.
XL Re Ltd
Brian H. Chu
André F. Perold